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FORM 5
-------                                      _________________________________
                                             |          OMB APPROVAL         |
[X] Check box if no longer subject           _________________________________
    to Section 16. Form 4 or Form 5          | OMB Number:         3235-0362 |
    obligations may continue.  See           | Expires:     January 31, 2005 |
    Instruction 1(b).                        | Estimated average burden      |
                                             | hours per response....... 1.0 |
[ ] Form 3 Holdings Reported                 _________________________________

[ ] Form 4 Transactions Reported


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549


               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*


   DIXON             ROBERT                B.
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   (Last)            (First)            (Middle)

39 SOUTH MAIN STREET
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                     (Street)

ESSEX, CT 06426
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   (City)               (State)         (Zip)

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2. Issuer Name and Ticker or Trading Symbol

NATIONAL AUTO CREDIT, INC. (NAKD)
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3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



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4. Statement for Month/Year

01/02
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5. If Amendment, Date of Original (Month/Year)



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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ] Director                             [ ] 10% Owner
   [ ] Officer (give title below)           [X] Other (specify below)

   FORMERLY CHIEF FINANCIAL OFFICER
   --------------------------------------------------

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7. Individual or Joint/Group Filing (check applicable line)

   [X] Form Filed by One Reporting Person
   [ ] Form Filed by More than One Reporting Person

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
                        TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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                                                                                    5. Amount of
                                                                                       Securities    6. Owner-
                                                                                       Beneficially     ship
                        2. Trans-                     4. Securities Acquired (A)       Owned at         Form:
                           action                        or Disposed of (D)            the end of       Direct      7. Nature of
                           Date       3. Trans-          (Instr. 3, 4 and 5)           Issuer's         (D) or         Indirect
1. Title of Security       (Month/       action       --------------------------       Fiscal Year      Indirect       Beneficial
   (Instr. 3)              Day/          Code         Amount    (A) or     Price       (Instr.          (I)            Ownership
                           Year)      (Instr. 8)                (D)                    3 and 4)         (Instr. 4)     (Instr. 4)
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
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NONE
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* If the form is filed by more than one reporting person, see instruction 4(b)(v).


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
                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                    (E.G. PUTS CALLS WARRANTS OPTIONS, CONVERTIBLE SECURITIES)
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    1.        2.        3.         4.         5.             6.                 7.           8.        9.         10.       11.
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                                                                           Title and
                                          Number of     Date Exer-         Amount of                           Ownership
                                          Derivative    cisable and        Underlying              Number of   of Deriv-
                                          Securities    Expiration         Securities      Price   Derivative  ative
            Conver-                       Acquired (A)  Date (Month/       (Instr. 3       of      Securities  Security:
            sion or   Trans-              or Disposed    Day/Year)          and 4)         Deriv-  Benefi-     Direct
            Exercise  action    Trans-    of (D)        --------------    --------------   ative   cially      (D) or    Nature of
Title of    Price of  Date      action    (Instr. 3,    Date                      Amount   Secur-  Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/   Code       4 and 5)     Exer-    Expir-           or Num-  ity     End of      (I)       Beneficial
Security    ative      Day/     (Instr.   ----------    cis-     ation            ber of   (Instr. Year        (Instr.   Ownership
(Instr. 3)  Security   Year)     8)       (A)   (D)     able     Date     Title   Shares    5)     (Instr. 4)   4)       (Instr. 4)
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
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NONE
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

Explanation of Responses:

FORM 5 IS BEING FILED TO REPORT TERMINATION OF REPORTING PERSON'S RELATIONSHIP WITH THE ISSUER


                      /s/ Robert B. Dixon                     March 18, 2002
              ----------------------------------------     --------------------
              ** Signature of Reporting Person                     Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.